EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	April 20, 2005
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FIRST QUARTER RESULTS

St. Paul, Minn. (4/20/05)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ending March 31, 2005.

Revenue for the first quarter was $4,002,000, down from revenue of $5,468,000 for the prior quarter and revenue of $6,141,000 for the first quarter of 2004. Net loss for the first quarter was $268,000, or ($.03) per share, compared to net loss for the prior quarter of $134,000, or ($.01) per share, and net income in the first quarter of 2004 of $713,000, or $.07 per diluted share.

“As we anticipated, actions by the semiconductor industry to address excess inventories continued into the first quarter, and resulted in a continuing decline in equipment sales throughout the test, assembly and packaging (TAP) segment of the semiconductor equipment industry,” said Joseph C. Levesque, president and chief executive officer. “As a result, our revenues declined quarter over quarter, and our bookings to revenue ratio for the first quarter of this year was below parity. We nevertheless made significant progress during the quarter in customer evaluations of our newest products, capping the quarter with completion of a successful evaluation of our quad site 55V8 gravity feed test handler at a large integrated device manufacturer. The quarter was also highlighted with a $1.2 million order from a key European customer for our reliability test systems designed for advanced copper processes. We believe our new products will continue to help us penetrate new customers and add market share when and as industry conditions improve. Industry analysts report that the inventory correction under way in the semiconductor industry should be completed in the second quarter of this year. We believe this will set the stage for a recovery in our industry that will be led by TAP equipment companies beginning in the second half of this year.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2004.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test integrated circuits and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minnesota and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended
	March 31,
	2005	2004

Net sales	$4,002	$6,141
Cost of goods sold	1,831	2,704

Gross profit	2,171	3,437

Gross profit percent	54.2%	56.0%

Operating expenses:
Selling, general and administrative	1,767	1,878
Research and development	697	846

Total operating expenses	2,464	2,724

Operating income (loss)	(293)	713
Interest income (expense), net	25	10

Income (loss) before income taxes	(268)	723
Income tax expense	—	10

Net income (loss)	$(268)	$713

Income (loss) per common share:
Basic	$(0.03)	$0.07
Diluted	$(0.03)	$0.07

Weighted average common shares outstanding:
Basic	9,628	9,508
Diluted	9,628	9,964

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$6,516	$7,268
Accounts receivable, net	3,353	3,538
Inventories — operations	8,524	8,201
Inventories — shipped equipment subject to revenue deferral	227	293
Other current assets	171	175

Total current assets	18,791	19,475

Property and equipment, net	350	403

Identifiable intangible assets, net	678	879
Other assets	78	78

Total assets	$19,897	$20,835

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$33	$33
Trade accounts payable	1,058	1,571
Accrued liabilities	1,505	1,658

Total current liabilities	2,596	3,262

Long-term debt, less current portion	125	133

Shareholders’ equity	17,176	17,440

Total liabilities and shareholders’ equity	$19,897	$20,835